AMENDED AND RESTATED
BILLING AND ASSET MANAGEMENT AGREEMENT
THIS AMENDED AND RESTATED BILLING AND ASSET MANAGEMENT AGREEMENT (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) is made as of March 5, 2019 (the “Amendment Date”), by and among COGENONE LLC, a Delaware limited liability company (the “Company”), and TECOGEN INC., a Delaware corporation (the “Asset Manager”). Each of the Company, and the Asset Manager shall be referred to herein as a “Party” and together, the “Parties”.
W I T N E S S E T H:
WHEREAS, the Asset Manager and the Company have previously entered into that certain Billing and Asset Management Agreement dated as of December 14, 2018 (as the same has been amended, modified, supplemented or restated, the “Existing Billing Agreement”), pursuant to which the Asset Manager provides the Services to the Company with respect to the operating combined heat and power generation projects and assets owned by the Company, as more particularly described on Schedule I (the “Projects”); and
WHEREAS, the Parties have agreed to amend and restate the Existing Billing Agreement in its entirety. The Parties hereby agree that the Existing Billing Agreement is amended and restated in its entirety as follows.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto, intending to be legally bound, hereby agree as follows:
Article 1
DEFINITIONS AND USAGE
1.1    Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings. Capitalized terms used but not defined herein are used as defined in the Project Contracts.
“AAA” is defined in Section 8.1(c).
“Additional Events of Default” is defined in Section 10.1(b).
“Affiliate” means with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.
“Agreement” is defined in the preamble.
“AM Default” means any AM Event of Default or any event or condition which, with notice or passage of time or both, would become an AM Event of Default.
“AM Events of Default” means, collectively, Events of Default by the Asset Manager and Additional Events of Default.
“Applicable Fee” means:
(a)    for the Measurement Periods ending on December 31, 2018 and on March 31, 2019, an amount equal to fifty percent (50%) of the positive amount (if any) by which (i) the aggregate Qualifying Net Receivables received by the Company in such Measurement Period or within forty-five (45) days after such Measurement Period (provided that any such payments received by the Company during such 45-day period were invoiced to the applicable Lessees during such Measurement Period and shall not be double-counted or included for any other Measurement Period, whether under this Agreement or under the CogenTwo Billing Agreement), exceed (ii) the CogenOne Minimum Threshold; and
(b)    for any Measurement Period ending on June 30, 2019 or thereafter, an amount equal to ten percent (10%) of the positive amount (if any) by which (a) the aggregate Combined Qualifying Net Receivables received by the Company in such Measurement Period or within forty-five (45) days after such Measurement Period (provided that any such payments received by the Company during such 45-day period were invoiced to the applicable Lessees during such Measurement Period and shall not be double-counted or included for any other Measurement Period, whether under this Agreement or under the CogenTwo Billing Agreement), exceed (b) the Combined Minimum Threshold; provided, that the amount of the Applicable Fee (if any) due and payable in respect of the Measurement Period ending on March 31, 2019 shall be subtracted from the amount of the Applicable Fee (if any) due and payable in respect of the Measurement Period ending on June 30, 2019.
“Applicable Laws” shall mean all applicable federal, national, regional, state, local or foreign law, including any common law, civil law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, injunction, writ or similar action or decision of the foregoing by any Governmental Authority (and includes all applicable Governmental Approvals) applicable to the Projects, the Company, the Asset Manager, this Agreement, or the services performed by the Asset Manager for the Company under this Agreement.
“Asset Manager” is defined in the preamble.
“Asset Manager Representative” is defined in Section 2.8.
“Assignment of Membership Interests” means the Assignment of the Membership Interests dated as of the Commencement Date, by the Seller to Purchaser.
“Business Day” means any day other than a Saturday, Sunday or any day on which state banks in New York are authorized to be closed.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change of Control” means (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Asset Manager having the right to vote for the election of members of the Board of Directors, (b) any reorganization, merger or consolidation of the Asset Manager, other than a transaction or series of related transactions in which the holders of the voting securities of the Asset Manager outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Asset Manager or such other surviving or resulting entity; (c) a sale, lease or other disposition of all or substantially all of the assets of the Asset Manager; or (d) any Equity Interests of the Asset Manager is, or becomes the subject of, any consensual Lien.
“Claims” means all claims or actions, threatened or filed, and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement or any Project Contract.
“CogenOne Minimum Threshold” means, (a) for any Measurement Period described in clause (a) of the definition of “Measurement Period”, $71,250.00 and (b) for any Measurement Period described in clause (b) of the definition of “Measurement Period”, $142,500.00 in the aggregate for all of the Project Contracts; provided, that (i) for any shorter period at the beginning of this Agreement, such amount shall be prorated based on the percentage that the total Qualifying Net Receivables under such shorter period represent of the Qualifying Net Receivables of all Project Contracts as of the Commencement Date, and (ii) if the Company has received an Early Termination Payment for a terminated Project Contract under and in compliance with Section 7.2(a), then the CogenOne Minimum Threshold shall be reduced as described in Schedule 7.2(a).
“CogenTwo Billing Agreement” means the Billing and Asset Management Agreement, dated as of the date hereof, among CogenTwo LLC, a Delaware limited liability company, and the Asset Manager.
“CogenTwo Qualifying Net Receivables” means the “Qualifying Net Receivables” as such term is defined in the CogenTwo Billing Agreement.
“Combined Minimum Threshold” has the meaning assigned thereto in the CogenTwo Billing Agreement.
“Combined Qualifying Net Receivables” means, for any Measurement Period, the sum of (a) the aggregate Qualifying Net Receivables in such Measurement Period plus (b) the aggregate CogenTwo Qualifying Net Receivables in such Measurement Period.
“Combined Shortfall” is defined in Section 7.1(b).
“Commencement Date” means December 14, 2018.
“Company” is defined in the preamble.
“Company Representative” is defined in Section 4.2.
“Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to directly or indirectly direct or cause the direction of management or policies of B whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise; and, for certainty and without limitation, if A owns or has control over shares to which are attached more than fifty percent (50%) of the votes permitted to be cast in the election of directors to the Person of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the terms “Controlling,” “Controlled by” and “under common Control with” have the corresponding meaning.
“Decommissioning” is defined in Section 9.4(b).
“Default” means any Event of Default or any event or condition which, with notice or passage of time or both, would become an Event of Default.
“Discharge Date” means the earliest to occur of: (i) February 28, 2034, provided that any and all Shortfall amounts due and payable under Article 7 have been paid in full in cash, and (ii) the date on which the Company receives payment of Early Termination Payments for all Project Contracts in cash under and in accordance with Section 7.2(a).
“Early Payment” is defined in Section 7.3.
“Early Termination Payment” is defined in Section 7.2(a).
“Events of Default” is defined in Section 10.1(a).
“Fiscal Year” means the calendar year and in the case of the initial Fiscal Year the period beginning on the Commencement Date and ending on December 31.
“GAAP” means generally accepted United States accounting principles, consistently applied.
“Governmental Approvals” means all franchises, registrations, certificates, consents, permits, licenses, approvals and authorizations of any Governmental Authority.
“Governmental Authority” means any national, provincial, regional, municipal or local authority, body, agency, ministry, court, judicial or administrative body, taxing authority, regulatory authority or other governmental organization, or quasi-governmental organization acting under authority delegated by a governmental organization, having jurisdiction or effective control over the Company, its Affiliates or the Projects.
“Government Official” means (a) an officer or employee of a Governmental Authority or (b) an officer or employee of a government- owned or controlled entity.
“Guaranty” means the Guaranty Agreement dated as of the Commencement Date made by the Asset Manager in favor of the SDCL Parties.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Initial Term” is defined in Section 9.2.
“Luna Park Commencement Date” means the latest to occur of (a) the first anniversary of the Commencement Date and (b) the date on which the “Commencement Date” (as such term is defined in the Luna Park Project Contract) occurs for all five cogeneration modules.
“Luna Park Project Contract” means the Equipment Lease Agreement dated as of July 18, 2012, between Luna Park Housing Corporation, a New York corporation, and the Company (as assignee of the Seller).
“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Swap Agreements, of the Asset Manager and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Asset Manager or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Asset Manager or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Measurement Period” means:
(a) (i) the period beginning on the Commencement Date and ending on December 31, 2018, (ii) the period beginning on January 1, 2019 and ending on March 31, 2019, and (iii) the period beginning on April 1, 2019 and ending on June 30, 2019; and
(b) thereafter, each six-month period ending on every December 31 and June 30.
“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement among the Seller and Purchaser, dated as of the Commencement Date.
“Monthly Service Fee” is defined in Section 6.1(a).
“Multiplier” means a fraction, the numerator of which is the CogenOne Minimum Threshold, and the denominator of which is the Combined Minimum Threshold:
Multiplier = CogenOne Minimum Threshold ÷ Combined Minimum Threshold
“O&M Agreement” means the Operations and Maintenance Agreement dated as of the Commencement Date among the Company and the Operator.
“O&M Fee” is defined in Section 6.1(b).
“Operator” has the meaning assigned thereto in the O&M Agreement.
“Party” is defined in the preamble.
“Person” means any individual, corporation, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or Governmental Authority.
“Project Contracts” means the contracts identified on Schedule III relating to the purchase and sale of energy for the Projects.
“Project Documents” means, collectively, (a) the documents identified as Project Contracts on Part A of Schedule III hereto; (b) those documents identified as Applicable Permits and Permit Applications on Part B of Schedule III hereto; and (c) any other agreement or permit entered into by the Company after the Commencement Date; in each case, as may be amended, restated, modified or otherwise supplemented or modified from time to time.
“Projects” is defined in the recitals.
“Prudent Industry Practices” means those standards of care and diligence and those practices, methods and acts that would be implemented and normally practiced or followed by prudent asset management firms in performing Services for combined heat and power generation facilities of a similar nature and geographic location as the Projects and in accordance with which practices, methods and acts, in the exercise of professional judgment by those experienced in the industry in light of the facts known (or that reasonably should have been known) at the time the decision was made, could reasonably have been expected to accomplish the desired result consistent with good asset management practices and Applicable Laws. Prudent Industry Practices is not intended to be limited to the optimum practice, method, standard of care or act, to the exclusion of all others, but rather is a spectrum of possible practices, methods, standard of care or acts generally accepted.
“Purchaser” has the meaning set forth in the Membership Interest Purchase Agreement.
“Purchaser Indemnitees” has the meaning set forth in the Membership Interest Purchase Agreement.
“Qualifying Net Receivables” means, for any Measurement Period, the aggregate amount of all Equipment Rental Payments, and of all demand side benefit payments under Section 8 of the Project Contracts, in each case, actually received by the Company from all Lessees under all Project Contracts in such Measurement Period or within forty-five (45) days after such Measurement Period (provided that any such payments received by the Company during such 45-day period were invoiced to the applicable Lessees during such Measurement Period and shall not be double-counted or included for any other Measurement Period), minus (1) the aggregate amount of all fuel related costs, insurance costs, costs relating to Governmental Approvals, and operation and maintenance costs (including all Monthly Service Fees and amounts owing by the Company to the Asset Manager under the O&M Agreement) paid by the Company or Asset Manager in respect of all the Project Contracts and Equipment for such Measurement Period, and (2) the aggregate amount of all rebates, refunds, allowances, discounts or other credit adjustments in respect of such Project Contracts made or paid by or on behalf of the Company to such Lessees for such Measurement Period, each as calculated in accordance with GAAP, consistently applied; provided, that for the period commencing on the Commencement Date and ending on December 31, 2018, such amounts shall be prorated on a day-for-day basis.
“Reference Rate” means the rate as published from time to time in the Wall Street Journal as the “prime rate” or “prime lending rate”, plus three percent (3%).
“Renewal Term” is defined in Section 9.2.
“SDCL Parties” means the Company and the Purchaser.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Seller” has the meaning set forth in the Membership Interest Purchase Agreement.
“Service Providers” means any independent third party Person acting in any other capacity as a provider of goods or services to the Projects or to the Company.
“Services” means the responsibilities of the Asset Manager under Article 2 of this Agreement as set forth in Schedule II.
“Shortfalls” means, collectively, any and all T1 Shortfalls and Combined Shortfalls.
“Stipulated Termination Charges” has the meaning assigned to such term in the applicable Project Contract.
“Subcontractor” means any independent third party Person hired by the Asset Manager to perform any Services, including Persons at any tier with whom any Subcontractor has further subcontracted the Services or any part thereof, and the legal or personal representatives, successors and assigns of such Persons.
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which such Person has a direct or indirect equity or ownership interest in excess of fifty percent (50%) or which such Person otherwise Controls.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“T1 Shortfall” is defined in Section 7.1(a).
“Tecogen Parties” means the Asset Manager and Seller.
“Term” is defined in Section 9.2.
“Transaction Documents” means this Agreement, the Assignment of Membership Interests, the O&M Agreement and the Guaranty.
ARTICLE 2
ASSET MANAGER’S RESPONSIBILITIES
2.1    Performance of Services. Commencing on the Commencement Date and continuing through the remainder of the Term, unless this Agreement is terminated pursuant to Section 9.3 or 10.3, the Company appoints and retains Asset Manager to perform the Services on behalf of the Company as set forth in Schedule II. Asset Manager hereby accepts such appointment and agrees to perform the Services in accordance with the terms and conditions of this Agreement.
2.2    Other. The Asset Manager shall take such other and further actions as may be consistent with the Services, to the extent such services are not limited by this Agreement, including under Article 3, including the satisfaction of requirements imposed by Applicable Laws.
2.3    Use of Third Persons. Notwithstanding any other provision herein to the contrary, Asset Manager shall not be obligated or authorized hereunder to conduct any procurement or contracting in its own name on behalf of the Company, or to incur directly any obligations to third parties on behalf of the Company (other than Lessee Natural Gas Operating Costs incurred pursuant to the Equipment Leases), unless, in each case, the Company has provided an express written direction and authorization therefor. With respect to the selection of any such Subcontractor for the performance of any of the Services, Asset Manager shall exercise reasonable and due care to select reasonably well-qualified Persons based on their experience, availability and reputation.
2.4    General Responsibilities. The Asset Manager shall timely fulfill its obligations hereunder and shall be in regular communication with the Company, including notifying the Company whenever the Asset Manager observes or otherwise becomes aware of an event or circumstance that has, or is likely to have, a material and adverse effect on any Project.
2.5    Cooperation. The Asset Manager agrees to cooperate with the Company and to provide such assistance as the Company may reasonably request in the performance of its obligations hereunder.
2.6    Information and Audit Rights.
(a)    The Asset Manager shall furnish, or cause to be furnished, to the Company such information, documentation, services and materials reasonably requested by the Company, including any amendments, modifications or supplements to, and any notices or other communications received by the Asset Manager pursuant to, any Project Document.
(b)    At the reasonable prior request of the Company, the Company or its designated representative may audit or inspect the Asset Manager’s books and records related to the Services provided hereunder. The Asset Manager agrees to cooperate in good faith with any such audit or investigation, including by making its officers, employees, representatives, contractors, and agents available to the Company and its representatives at such reasonable times and locations as the Company may reasonably request.
2.7    Regulatory Compliance. The Asset Manager shall be responsible for ensuring that the Company is in compliance in all material respects with all requirements of Applicable Laws with respect to its ownership, operation and maintenance of the Projects, as applicable.
2.8    Asset Manager Representative. The Company’s primary point of communication with the Asset Manager regarding all Services shall be the Asset Manager Representative. The Company shall be free to communicate with and obtain information from other employees of the Asset Manager (including, but not limited to, the officers of the Asset Manager), Service Providers and Subcontractors at reasonable times and to the extent not disruptive of the Asset Manager work processes and the Asset Manager will use its commercially reasonable efforts to cause such employees and other persons to be available upon the request of the Company. The Asset Manager hereby appoints Robert Panora as the primary Asset Manager representative and Abinand Rangesh as the secondary Asset Manager representative should the Company be unable to reach the primary Asset Manager representative within a reasonable period (collectively, the “Asset Manager Representative”). The Asset Manager Representative is authorized to act on behalf of and as agent for the Company consistent with the authorizations set forth in this Agreement or any other authorization established by the Company from time to time. Whenever this Agreement requires the approval, consent or some other action of the Asset Manager, the Company may rely on the approval, consent or other action of the Asset Manager Representative. The Asset Manager may change the individual appointed as Asset Manager Representative at any time by giving written notice to the Company.
2.9    Conditions. If the Asset Manager becomes aware of any event or circumstance which could prevent its performance of any of its obligations under this Agreement, the Asset Manager shall give prompt written notice thereof to the Company. The Asset Manager shall attempt in good faith to minimize any such delay; provided that the Asset Manager shall not be obligated to undertake or perform any actions which are prohibited by Applicable Law.
ARTICLE 3
LIMITS ON ASSET MANAGER’S AUTHORITY AND RESPONSIBILITIES
3.1    Actions Requiring the Company’s Approval. Notwithstanding anything to the contrary contained herein, without the prior written consent of the Company or as permitted by the Company through a written delegation of authority to the Asset Manager, the Asset Manager is not authorized, for any purpose or in any manner whatsoever, to bind the Company. Without limiting the generality of the foregoing, the Asset Manager shall not, without the prior written approval of the Company:
(a)    declare an event of force majeure, default or event of default with respect to the Projects, or portion thereof, under any Project Document;
(b)    amend, modify, suspend, terminate or waive any provision of any Project Document;
(c)    suspend performance of any Service Provider, except to the extent necessary to avoid immediate danger to Persons or property, or to comply with any Applicable Law;
(d)    (i) initiate any action against any Service Provider or any Lessee under any Project Document or (ii) settle, compromise, assign, pledge, transfer, release (or agree to do any of the foregoing), any action involving the Company, any Lessee or any Project; provided that, so long as no AM Default has occurred and is continuing, and without limiting Asset Manager’s obligations under Article 5, the Company’s consent shall not be unreasonably withheld, delayed or conditioned with respect to Asset Manager’s activities to collect any Stipulated Termination Charge due and payable by a Lessee, including the initiation of legal action relating thereto;
(e)    initiate, agree to or implement any change order, waiver, compromise or settlement with respect to any Project Document or other agreement related to any Project or the Company, or enter into any other agreement with respect to the Projects or the Company; provided, that such prior written approval of the Company shall not be required for the Asset Manager to initiate, agree to or implement any change order, waiver, compromise or settlement with any of its Subcontractors with respect to the completion of the construction of cogeneration systems under the Project Contracts, so long as (i) such approval of the Company is not required under any other provision of a Transaction Document, (ii) such change order, waiver, compromise or settlement could not reasonably be expected to adversely affect any Project Document, any Project or the Company and (iii) the Asset Manager continues to comply with its obligations under Section 2.3, Article 5 and the other provisions of this Agreement;
(f)    execute, acknowledge or deliver (on behalf of itself or the Company) any agreement, contract, document, consents, Liens, indebtedness, waivers or other documents obligating, assigning, transferring, granting any interest in, or otherwise encumbering the Company or any asset of the Company;
(g)    consent to, approve or ratify any action taken by any Lessee to modify any Project;
(h)    consent to, approve or ratify any action taken by any Service Provider to modify the equipment or services provided by any of them if such action could reasonably be expected to materially affect the Company’s continued use and enjoyment of, or the performance, value or useful life of, the Projects;
(i)    hire one or more Service Providers for an aggregate compensation (as to all Service Providers) of more than $50,000 in any calendar year;
(j)    enter into agreements with any bank, finance or lending institution in relation to any Project;
(k)    make any sale, transfer, mortgage, assignment, conveyance or disposition of any property or assets of the Company; or
(l)    amend or terminate any Governmental Approvals of the Company.
ARTICLE 4
THE COMPANY’S RESPONSIBILITIES
4.1    Cooperation.
(a)    The Company agrees to cooperate with the Asset Manager and to provide such assistance (other than the Services) as the Asset Manager may reasonably request in the performance of its obligations hereunder.
(b)    The Company will use its commercially reasonable efforts to support the collection by the Asset Manager on behalf of the Company of any Stipulated Termination Charges due and payable by a Lessee under a Project Contract.
(c)    So long as (i) no AM Default, or other default or suspension under a Project Contract, has occurred and is continuing and (ii) the Lessee party to such Project Contract has not given a notice of termination or suspension under such Project Contract, and in all cases subject to the limitations contained in Article 3 and the terms governing the Services, (i) the Asset Manager shall be the primary point of contact with Lessees and shall be responsible for all communications with Lessees, and (ii) the Company shall not contact Lessees without the prior written consent of Asset Manager (such consent not to be unreasonably withheld, delayed, or conditioned); provided, that without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed, or conditioned), the Asset Manager shall not, at any time, contact a Lessee regarding, or discuss with a Lessee, a modification, (other than a renewal of a Project Contract during the final year of the stated term of such Project Contract) renewal, suspension or termination of a Project Contract, or any other matter that could reasonably be expected to affect a Project Contract, a Project or the Company in any material respect.
4.2    Company Representative. The Asset Manager’s primary point of communication with the Company regarding all Services shall be the Company Representative and any other parties or people requested by the Company. The Asset Manager shall be free to communicate with and obtain information from other representatives of the Company (including, but not limited to, the officers of the Company) at reasonable times and to the extent not disruptive of the Company work processes and the Company will use its commercially reasonable efforts to cause such representatives to be available upon the request of the Asset Manager. The Company hereby appoints David Maxwell as the primary Company representative and Vassos Kyprianou as the secondary Company representative should the Asset Manager be unable to reach the primary Company representative within a reasonable period (collectively, the “Company Representative”). Whenever this Agreement requires the approval, consent or some other action of the Company, the Asset Manager may rely on the approval, consent or other action of the Company Representative or one or more of his designees. The Company may change the individual appointed as the Company Representative at any time by giving written notice to the Asset Manager.
4.3    Amendments to Project Contracts. So long as no AM Default has occurred and is continuing and no default by a Lessee under a Project Contract exists, the Company shall not (a) decrease the amount of Stipulated Termination Charges or (b) amend such Project Contract in any material respect without the Asset Manager’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
ARTICLE 5
STANDARD OF PERFORMANCE
5.1    Performance Standards. The Asset Manager shall perform the Services in accordance with (a) all Applicable Laws, (b) Prudent Industry Practices, (c) this Agreement, (d) the Project Documents and (e) the reasonable instructions of the Company. The Asset Manager shall take all commercially reasonable actions necessary or appropriate to protect the interests of the Company and the Projects in connection with the exercise of any authority or power granted pursuant to this Agreement.
ARTICLE 6
COMPENSATION AND PAYMENT
6.1    Asset Manager Service Fees. Following the Commencement Date until termination or expiration of this Agreement, the Company shall pay to the Asset Manager the following fees for the Services:
(a)    So long as no AM Default has occurred and is continuing, and to the extent that the Company has received such amount from the Lessees, within fifteen (15) calendar days after the end of each calendar month, commencing with the month ending on December 31, 2018, in arrears, the Company shall pay the Asset Manager an amount (the “Monthly Service Fee”) equal to the “Monthly Service Fee” described in Schedule V during (i) the period beginning on the Commencement Date and ending on December 31, 2018 and (ii) thereafter, such calendar month, in consideration of the Asset Manager’s performance of its obligations under this Agreement, including the Services. To the extent that the first Monthly Service Fee is with respect to a period less than a full calendar month, such Monthly Service Fee shall be pro-rated for such month. The Asset Manager shall be responsible for the payment of any and all taxes with respect to its receipt of the Monthly Service Fees.
(b)    So long as no AM Default has occurred and is continuing, and to the extent that the Company has received such amount from the Lessees, within fifteen (15) calendar days after the end of each calendar month, commencing with the month ending on December 31, 2018, in arrears, the Company shall pay the Asset Manager the amount of monthly service charges due and payable by the Company under the O&M Agreement (the “O&M Fee”) during (i) the period beginning on the Commencement Date and ending on December 31, 2018 and (ii) thereafter, such calendar month, in consideration of the Asset Manager’s performance of its obligations under the O&M Agreement. To the extent that the first O&M Fee is with respect to a period less than a full calendar month, such monthly O&M Fee shall be pro-rated for such month. The Asset Manager shall be responsible for the payment of any and all taxes with respect to its receipt of all service charges under the O&M Agreement.
(c)    So long as no AM Default has occurred and is continuing, the Company shall pay the Asset Manager the Applicable Fee (if any) within forty-five (45) calendar days after the end of each Measurement Period, commencing with the Measurement Period ending on December 31, 2018, in arrears, in consideration of the Asset Manager’s performance of its obligations under this Agreement, including the Services. To the extent that any payment of any Applicable Fee is with respect to a period less than a full six-month period, the Applicable Fee shall be pro-rated for such period. The Asset Manager shall be responsible for the payment of any and all taxes with respect to its receipt of any Applicable Fees.
6.2    Billing and Payment. The Asset Manager will invoice the Company monthly for the Monthly Service Fee and O&M Fee and quarterly or semiannually, as applicable, for the relevant Applicable Fee, in each case, for the relevant Project. Within fifteen (15) Business Days following the Asset Manager’s submission of an invoice to the Company (which shall occur no more than once per calendar month for the Monthly Service Fee and O&M Fee, and once per Measurement Period for the Applicable Fee) reflecting the Applicable Fee, O&M Fee and/or Monthly Service Fee, as applicable, due and payable by the Company (and including supporting documentation in reasonable detail), the Company shall:
(a)    With respect to any disputed portion of such invoice, provide the Asset Manager with a written statement explaining, in reasonable detail, the basis for such dispute. The Parties shall attempt to resolve any such disputed portion in accordance with Article 8 hereof; and
(b)    Any undisputed amount owed hereunder which remains unpaid more than thirty (30) days after the date such amount is due and payable under this Agreement shall accrue interest at the Default Rate beginning on the first (1st) day after such amount became due and payable.
The Company shall have the right to offset any amounts due to the Company by the Seller or Asset Manager under this Agreement, any other Transaction Document or the Membership Interest Purchase Agreement against any amounts owed by the Company to the Asset Manager under this Agreement.
6.3    Records. The Asset Manager shall retain copies of all accounting records produced or maintained by it under Schedule II and invoices submitted by it under Section 6.2, and of any third party accounting records, invoices or similar documentation contained or reflected therein, for a minimum period of fifteen (15) years or such longer period to the extent required by Applicable Laws. Records maintained by the Asset Manager pursuant to this Section 6.3 shall be the property of the Company and shall not be destroyed, unless the Company shall have consented to such destruction in writing or declined in writing to accept possession of the records after the Asset Manager has advised the Company that the records will be destroyed.
6.4    Credit Default Insurance. The Asset Manager shall pay to the Company, within fifteen (15) calendar days of receipt of an invoice therefor from the Company, 50% of the cost of credit default insurance, if any, in respect of the Project Contracts and/or the Asset Manager obtained by the Company or an Affiliate of the Company.
ARTICLE 7
MINIMUM THRESHOLD GUARANTY
7.1    Shortfall Payments.
(a)    Until the Discharge Date occurs, if the aggregate Qualifying Net Receivables in a Measurement Period, commencing with the Measurement Period ending on December 31, 2018 through and including the Measurement Period ending on March 31, 2019, are less than the CogenOne Minimum Threshold, then the Asset Manager shall pay to the Company, in cash and within forty-five (45) calendar days after the end of such Measurement Period, an amount (the “T1 Shortfall”) equal to:

(1)	the CogenOne Minimum Threshold, minus

(2)	the aggregate Qualifying Net Receivables received by the Company for such Measurement Period.
(b)    Until the Discharge Date occurs, if the aggregate Combined Qualifying Net Receivables in a Measurement Period, commencing with the Measurement Period ending on June 30, 2019, are less than the Combined Minimum Threshold, then the Asset Manager shall pay to the Company, in cash and within forty-five (45) calendar days after the end of such Measurement Period, an amount (the “Combined Shortfall”) equal to:

(1)	the difference between (x) the Combined Minimum Threshold minus (y) the aggregate Combined Qualifying Net Receivables received by the Company for such Measurement Period; multiplied by

(2)	the Multiplier.
7.2    Early Termination of Minimum Threshold Guaranty.
(a)    If any one or more Project Contracts terminates or is terminated prior to its stated expiry date (unless such termination is solely caused by a material breach after the Effective Date by the Company of the Company’s obligations under such terminated Project Contract(s), and not by the Asset Manager’s breach, negligence, gross negligence or willful misconduct under any Transaction Document or in respect of such terminated Project Contract(s)), or if the transactions contemplated by the Membership Interest Purchase Agreement are determined by a court of competent jurisdiction to be in violation of any agreement with or restriction applicable to Seller or the Company, then the Asset Manager shall pay to the Company an amount (the “Early Termination Payment”) in cash equal to (1) the amounts set forth opposite the month in which such termination occurs under the column entitled “Early Termination Amount” on Schedule 7.2(a) hereto for such terminated Project Contracts, plus (2) all unpaid interest (if any) accrued under the Transaction Documents through the date of such termination, plus (3) all outstanding and unpaid costs and other amounts (if any) payable to the SDCL Parties under the Membership Interest Purchase Agreement and Transaction Documents through the date of such termination, minus (4) the aggregate amount of any Stipulated Termination Charges in respect of such terminated Project Contracts actually received by the Company, minus (5) the aggregate amount of any net cash proceeds of credit default swap insurance in respect of such terminated Project Contracts actually received by the Company. The Company shall take all reasonable steps required in the Company’s reasonable business judgment to collect and/or support the collection by Asset Manager on behalf of the Company of any Stipulated Termination Charges due to the Company in accordance with the Project Contracts. In the event that both the Company and Asset Manager agree to initiate legal action by or on behalf of the Company against a Lessee to collect any Stipulated Termination Charges due and payable from such Lessee, the Company and Asset Manager will each pay 50% of all reasonable and documented costs (provided, that the Company shall not be required to pay any costs, fees or expenses of any counsel that has not been retained by the Company in its sole discretion) incurred by the Company and Asset Manager in connection with such collection efforts. The Asset Manager shall pay any Early Termination Payments to the Company within 180 calendar days after the Company’s notice to the Asset Manager thereof; provided, so long as the Asset Manager continues to make all payments as and when due and payable under Section 7.1 and no AM Default has occurred and is continuing, the Company and the Asset Manager will enter into good faith negotiations with each other during such 180-day period with respect to substituting other replacement projects and project contracts in lieu of paying such Early Termination Payments, increasing the CogenOne Minimum Threshold and/or Combined Minimum Threshold by an amount as the Parties may mutually agree in writing, and/or permitting a grace period or revised payment schedule, in each case pursuant to documentation in form and substance satisfactory to the Parties, and in all cases, subject to the prior written approval of the SDCL Parties’ investment committee and of the Asset Manager’s Board of Directors of any such agreement (which approvals shall be in the sole discretion of each of the SDCL Parties’ investment committee and the Asset Manager’s Board of Directors). For avoidance of doubt, (x) the Asset Manager shall continue to pay any and all Shortfalls payable pursuant to Section 7.1 and all amounts payable under Section 7.1 of the CogenTwo Billing Agreement during such 180-day period and (y) if the Parties fail to reach an agreement by the end of such 180-day period, the Asset Manager shall pay any and all Early Termination Payments to the Company on such 180th day.
(b)    Without limiting or prejudice to the Asset Manager’s payment and other obligations under Sections 7.1 and 7.2(a), and so long as (i) no AM Default has occurred and is continuing, (ii) Section 7.2(a) is not applicable and (iii) no default or event of default under a Project Contract has occurred and is continuing, upon notice as provided below, the Asset Manager may request that the Company release the Asset Manager from its obligations under Section 7.1 in respect of any Project Contract, by offering to pay an amount in cash to the Company in an amount to be negotiated in good faith by both Parties. Any such written request for such early termination under this paragraph shall be provided by the Asset Manager to the Company not less than 30 days and not more than 60 days prior to the date requested for such early termination (unless the SDCL Parties agree to another time period in their sole discretion). Such request shall specify the proposed early termination date (which shall be a Business Day) and proposed early termination payment amount (and may include a proposed percentage sharing of the Qualifying Net Receivables under the applicable Project Contract), and shall be accompanied by a senior officer's certificate of the Asset Manager certifying as to no AM Default having occurred and continuing. For avoidance of doubt, the SDCL Parties’ receipt and negotiation of such request or offer shall not constitute acceptance of, approval of or agreement with, such request or offer in any way whatsoever, and the Asset Manager shall remain obligated to, and shall continue to, make all payments required under Sections 7.1 and 7.2(a), throughout any negotiation of any such offer or request, regardless of the outcome of such negotiations. Nothing in this paragraph shall constitute any commitment whatsoever by any SDCL Party to accept or agree to any request or offer by the Asset Manager under or arising out of this paragraph, which shall in all circumstances be subject to the prior written approval of the SDCL Parties’ investment committee and of the Asset Manager’s Board of Directors (which approvals shall be in the sole discretion of each of the SDCL Parties’ investment committee and the Asset Manager’s Board of Directors).
7.3    Early Payments. Any Early Termination Payment, payment under Section 7.2(b) and Termination for Convenience Payment (collectively, “Early Payments”) shall be presumed to be equal to the liquidated damages sustained by the SDCL Parties as the result of the occurrence of the applicable termination event and the Asset Manager agrees that it is reasonable under the circumstances currently existing. The Asset Manager acknowledges that the Early Payments represent a reasonable and fair estimate for the loss that the SDCL Parties may sustain from the early termination of the applicable Project Contract(s), and further acknowledges that except as specifically provided herein the Asset Manager does not have any right to terminate this Article in whole or in part without paying the applicable Early Payments. THE ASSET MANAGER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY EARLY PAYMENT IN CONNECTION WITH ANY SUCH TERMINATION OF THIS ARTICLE, THIS AGREEMENT OR ANY PROJECT CONTRACT. The Asset Manager expressly agrees that (i) each Early Payment is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Early Payments shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Tecogen Parties and the SDCL Parties giving specific consideration in this transaction for such agreement to pay each Early Payment, (iv) the Tecogen Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 7.3, (v) the Asset Manager’s agreement to pay Early Payments is a material inducement to the SDCL Parties to consummate the transactions contemplated by the Membership Interest Purchase Agreement and Transaction Documents, and (vi) the Early Payments represent a good faith, reasonable estimate and calculation of the lost profits or damages of the SDCL Parties and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the SDCL Parties or profits lost by the SDCL Parties as a result of such termination of this Article, this Agreement or any Project Contract. Any and all Early Payments shall be fully earned and non-refundable when made.
7.4    Obligations Absolute. With respect to the Asset Manager’s obligations under this Article 7:
(a)    The obligations of the Asset Manager under this Article 7 shall not be affected by the genuineness, validity, regularity or enforceability of any Lessee’s obligations under the Project Contracts (the “Lessee Obligations”) or any instrument or agreement evidencing any Lessee Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Lessee Obligations which might otherwise constitute a defense to the obligations of the Asset Manager under this Article 7, and the Asset Manager hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. The obligations of the Asset Manager under this Article 7 are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason, including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Lessee Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Company or any Lessee liable for any of the Lessee Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Lessee or its assets or any resulting release or discharge of any obligation of any Lessee; or (iv) the existence of any claim, setoff or other rights which the Asset Manager may have at any time against any Lessee, any SDCL Party or any other Person, whether in connection herewith or in any unrelated transactions. The obligations of the Asset Manager under this Article 7 are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Lessee Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by a Lessee, of the Lessee Obligations or any part thereof.
(b)    Further, the obligations of the Asset Manager under this Article 7 are not discharged or impaired or otherwise affected by: (i) the failure of any SDCL Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Lessee Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Lessee Obligations; (iii) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Lessee Obligations; or (iv) to the fullest extent permitted by applicable law, any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of the Asset Manager or that would otherwise operate as a discharge of the Asset Manager as a matter of law or equity.
(c)    The Asset Manager shall make all payments under this Article 7 in immediately available funds in U.S. dollars without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Asset Manager is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Purchaser or Company) is imposed upon the Asset Manager with respect to any amount payable by it under this Article 7, the Asset Manager will pay to the Company, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Company to receive the same net amount which the Company would have received on such due date had no such obligation been imposed upon the Asset Manager. The Asset Manager will deliver promptly to the Company certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Asset Manager under this Article 7. The obligations of the Asset Manager under this paragraph shall survive the payment in full of the Lessee Obligations and termination of this Agreement.
(d)    Subject to Section 4.3, the Asset Manager consents and agrees that the Purchaser or Company may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness of this Article 7: (1) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Lessee Obligations or any part thereof; (2) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security (if any) for the payment of any Shortfalls or any Qualifying Net Receivables; (3) apply such security (if any) and direct the order or manner of sale thereof as the Purchaser or Company in its sole discretion may determine; and (4) release or substitute one or more of any endorsers or other guarantors of any of the Lessee Obligations.
(e)    The Asset Manager waives (1) any defense arising by reason of any disability or other defense of a Lessee, or the cessation from any cause whatsoever (including any act or omission of the Purchaser or Company) of the liability of a Lessee; (2) any defense based on any claim that the Asset Manager’s obligations exceed or are more burdensome than those of a Lessee; (3) any right to require the Purchaser or Company to proceed against a Lessee, proceed against or exhaust any security (if any) for the Lessee Obligations, or pursue any other remedy in the Purchaser’s or Company’s power whatsoever; (4) any benefit of and any right to participate in any security now or hereafter held by the Purchaser or Company; and (5) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Asset Manager expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Lessee Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurrence of the Lessee Obligations.
(f)    The obligations of the Asset Manager under this Article 7 are those of primary obligor, and not merely as surety, and are independent of the Lessee Obligations, and a separate action may be brought against the Asset Manager to enforce this Article 7 whether or not a Lessee or any other person or entity is joined as a party.
(g)    This Article 7 shall remain in full force and effect until the Discharge Date. Notwithstanding the foregoing, this Article 7 shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf the Asset Manager is made, or the Purchaser or Company exercises its right of setoff, in respect of the Shortfalls and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Purchaser or Company in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Purchaser or Company is in possession of or has released this Agreement and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Asset Manager under this paragraph shall survive termination of this Agreement.
(h)    In the event that acceleration of the time for payment of any of the Lessee Obligations is stayed, in connection with any case commenced by or against the Asset Manager or a Lessee under any Debtor Relief Laws, or otherwise, all Shortfalls due and payable shall nonetheless be payable by the Asset Manager immediately upon demand by the Company.
(i)    The Asset Manager acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from a Lessee such information concerning the financial condition, business and operations of such Lessee as the Asset Manager requires, and that neither the Purchaser nor Company has any duty, and the Asset Manager is not relying on the Purchaser or Company at any time, to disclose to the Asset Manager any information relating to the business, operations or financial condition of a Lessee (the Asset Manager waiving any duty on the part of the Purchaser or Company to disclose such information and any defense relating to the failure to provide the same).
7.5    Supremacy. The provisions expressed in this Article 7 shall prevail over any conflicting or inconsistent provisions contained elsewhere in this Agreement or other Transaction Documents and, except to the extent expressly set forth in Section 7.2, shall survive the expiration or earlier termination of the other Articles of this Agreement or of the other Transaction Documents.
ARTICLE 8
DISPUTE RESOLUTION
8.1    Dispute Resolution Procedures.
(a)    Subject to Article 11, resolution of disputes, controversies and claims shall be governed by the procedures set forth in this Section 8.1.
(b)    In the event a dispute, controversy or claim arises hereunder or under the O&M Agreement, the aggrieved Party shall, prior to pursuing any other remedies, provide written notification of the dispute to the other Party. Within twenty (20) days of the date on which the notice of the dispute was sent, a meeting will be held between the Parties, attended by representatives of the Parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.
(c)    If the Parties cannot agree on a settlement of the dispute, controversy or claim within ten (10) days after the date on which the meeting described in Section 8.1(b) takes place, then a Party may refer the dispute to binding arbitration, which shall then be the exclusive method of dispute resolution. Arbitration shall take place in New York City, and be conducted by the American Arbitration Association (“AAA”). All procedural matters relating to the arbitration shall be decided by the commercial arbitration rules of the AAA, with the exception that discovery of evidence is strictly limited to any document relating to the dispute in the possession of either Party. Neither Party shall be permitted access to the electronic data storage systems of the other Party or to conduct depositions.
(d)    Prior to an arbitral award or court judgment, each Party shall bear its own costs for the dispute, plus one-half of any costs imposed by AAA rules, if applicable. The arbitral award or court judgment shall include a specific sum awarded to the prevailing Party as compensation for attorney fees and costs of the dispute.
(e)    If the award or judgment grants the prevailing Party a sum fixed or readily ascertainable amount by the terms of this Agreement, the arbitrator or court shall also award the prevailing Party interest on that sum compounded monthly from the date the sum was due at the Reference Rate. The entire arbitral award or judgment shall then bear interest compounded monthly at the same rate until it is paid in full.
(f)    The decision of the arbitrator shall be final and binding upon the Parties, and not subject to challenge in any court. Judgment on an arbitral award may be entered in all courts having jurisdiction over the award, one of the Parties or any of their assets. Other than as necessary to enforce the award in a court, the Parties shall treat the terms of the award as Confidential Information in accordance with Section 13.10.
8.2    Continuation of Work. Pending final resolution of any dispute, the Parties shall continue to fulfill their respective obligations under this Agreement and O&M Agreement; provided that the Company may withhold any amount which is the subject of dispute from any payment otherwise due hereunder during the pendency of any dispute resolution proceeding. If the Asset Manager prevails in such dispute, the Company shall promptly pay to the Asset Manager the unpaid amount in dispute with interest thereon, which interest shall accrue, at the Reference Rate, for each day from and including the date on which such amount was originally due to, but excluding, the date of actual payment thereof.
ARTICLE 9
COMMENCEMENT AND TERMINATION
9.1    Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Billing Agreement; and the Parties confirm that the Existing Billing Agreement, the other Transaction Documents and Article 7 of the Existing Billing Agreement have at all times, since the Commencement Date, remained in full force and effect and are continued as amended hereby. The Parties acknowledge and agree that the amendment and restatement of the Existing Billing Agreement by this Agreement is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, liabilities or indebtedness under the Existing Billing Agreement (including without limitation Article 7 of the Existing Billing Agreement) or under the other Transaction Documents.
9.2    Term. This Agreement shall remain in full force and effect following the Commencement Date until February 28, 2034 (the “Initial Term”). Thereafter, the Parties may elect to renew this Agreement for a successive term (a “Renewal Term”) on such terms and conditions as the Parties may mutually agree in writing. Together, the Initial Term and any Renewal Term (if any) shall be the “Term”. In connection with the expiration of the Term or any termination pursuant to Section 9.3, the Asset Manager shall (a) cooperate with all reasonable requests of the Company in connection with the transition of the Services performed by the Asset Manager (including the transferring of the records in the Asset Manager’s possession) to the Person selected by the Company to undertake the Services hereunder; (b) deliver to the Company all books, records, contracts, plans, specifications, reports, studies, leases, rent rolls, receipts for deposits, unpaid bills, and other papers, materials, supplies, documents or properties (including advertising materials, keys, combinations to locks, equipment and supplies) and other information (including information stored in a computer), if any, which are in the Asset Manager’s possession and which relate to the Company or the Projects; and (c) to the extent that the Asset Manager has executed any agreements with any Service Provider or Subcontractor, assist the Company in the assignment of such agreements to the Company or its Affiliates, as reasonably requested by the Company. In the event of termination by the Company under Section 10.3, the Asset Manager shall be responsible for all costs and expenses incurred in connection with clause (b) above. Upon expiration of the Term, the Asset Manager shall assist the Company with its transition to the new asset manager, including but not limited to, assisting with data transfers and meeting with the new asset manager to explain all Services performed through the Term.
9.3    Early Termination. Subject to Section 9.2, this Agreement may not be terminated except:
(a)    by mutual agreement of the Parties;
(b)    pursuant to the remedy provisions of Section 10.3; or
(c)    by the Company at any time, if all Project Contracts are in default or have terminated (unless such termination is solely caused by a material breach by the Company of the Company’s obligations under the Project Contracts, and not by the Asset Manager’s breach, negligence, gross negligence or willful misconduct under any Transaction Document or in respect of the Project Contracts).
In the event of such termination, the Company will pay the Asset Manager any undisputed amounts in accordance with Article 6 (with the monthly fees prorated on a per day basis to reflect Services performed during any partial month) through the effective date of termination.
9.4    Expiration of Project Contracts. Subject to Sections 9.2 and 9.3, upon expiration of a Project Contract at its stated expiry date, if a Lessee under a Project Contract requires the Company to remove the Equipment and/or return the site to a reasonably original state (collectively, “Decommissioning”), then (i) the Asset Manager shall remove such Equipment and (if required by such Lessee) return the site to a reasonably original state in accordance with such Project Contract, and (ii) the Company shall, within thirty (30) days of the Company’s receipt from the Asset Manager of an invoice therefor together with reasonably detailed documentation thereof, reimburse the Asset Manager for up to $80,000 in aggregate Decommissioning costs for the Project Contract with Luna Park Housing Corporation, and up to $20,000 in aggregate Decommissioning costs for the Project Contract with Essex Plaza Co.. For avoidance of doubt, any Project Decommissioning costs in excess of $100,000 in the aggregate shall be for account of the Asset Manager.
ARTICLE 10
DEFAULT
10.1    Events of Default.
(a)    Except as provided for in Article 8, the following events shall be deemed to be events of default (“Events of Default”) by any Party under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such Party from complying with the terms of this Agreement:

(ii)
Failure by a Party hereto to make any payment required to be made hereunder (including, for the avoidance of doubt, payments to be made by such Party to a third party), if such failure shall continue for thirty (30) days after written notice thereof has been given to the non-paying Party; or

(iii)
Failure to comply in any material respect with any material term, provision or covenant of this Agreement (other than the payment of sums to be paid by a Party hereunder (including, for the avoidance of doubt, payments to be made by such Party to a third party)), if such failure continues for thirty (30) days after written notice thereof has been given to the non-performing Party; provided that if such failure cannot reasonably be cured within such thirty (30) days and the non-performing Party has commenced, and is diligently pursuing in good faith, to cure such failure, such thirty (30) day period shall be extended for such longer period as shall be necessary for such Party to cure the failure, but in no event shall be extended for more than sixty (60) additional days without the prior written mutual agreement of the non-defaulting Party.

(b)    Except as provided for in Article 8, the following events shall be deemed to be events of default (“Additional Events of Default”) by Asset Manager under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing the Asset Manager or Asset Manager from complying with the terms of this Agreement or other Transaction Document:

(i)
The Asset Manager shall fail to make any payment under the Guaranty when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(ii)
the Asset Manager shall fail to observe or perform any covenant, condition or agreement contained in the Guaranty (other than those specified in clause (i) of this Section 10.1(b)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Company to the Asset Manager;

(iii)	any default or event of default under and as defined in any other Transaction Document (other than those specified in clause (i) of this Section 10.1(b)) shall exist;

(iv)
any representation or warranty made or deemed made by or on behalf of the Asset Manager in or in connection with this Agreement, any other Transaction Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Transaction Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(v)
the Seller or Asset Manager shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable cure or grace periods under such Material Indebtedness);

(vi)
any event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition shall continue unremedied for a period of six months;

(vii)
any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf cause any Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(viii)
one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (excluding any amounts covered by insurance as to which the applicable carrier has accepted coverage) shall be rendered against the Seller, Asset Manager, any Subsidiary thereof or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Seller or Asset Manager to enforce any such judgment;

(ix)
any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or the Asset Manager, Seller or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document or the Membership Interest Purchase Agreement; or the Asset Manager or Seller denies in writing that it has any or further liability or obligation under any Transaction Document to which it is party or the Membership Interest Purchase Agreement; or the Asset Manager or Seller purports in writing to revoke, terminate or rescind the Guaranty or the Membership Interest Purchase Agreement; or

(x)	the O&M Agreement shall have been terminated.
10.2    Bankruptcy; Change of Control.
(a)    Subject to the rights or remedies it may have, any Party shall have the right to terminate this Agreement, effective immediately, if, at any time, (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the other Party or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the other Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) the other Party shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this paragraph, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the other Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing; or (iv) the other Party or any Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; provided, notwithstanding the foregoing or any provision of any Transaction Document to the contrary, (x) the Asset Manager shall not have the right to terminate Article 7 or the Asset Manager’s obligations arising out of Article 7 and (y) any partial termination of the Services or this Agreement by the Company shall not affect or prejudice Article 7 in any way whatsoever.
(b)    Subject to the rights or remedies it may have, the Company shall have the right to terminate this Agreement, effective immediately, if, at any time, (i) a Change of Control shall occur; (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Asset Manager or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Asset Manager or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered; (iii) the Asset Manager shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (ii) of this paragraph, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Asset Manager or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing; or (iv) the Seller, Asset Manager or any Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
10.3    Remedies.
(a)    If (i) an Event of Default occurs and is continuing, or (ii) an event described in Section 10.2(a) occurs and such event, if curable, is not cured in accordance with Section 10.2(a), then the non-defaulting Party may terminate this Agreement immediately; provided, notwithstanding the foregoing or any provision of any Transaction Document to the contrary, (x) the Asset Manager shall not have the right to terminate Article 7 or the Asset Manager’s obligations arising out of Article 7 and (y) any partial termination of the Services or this Agreement by the Company shall not affect or prejudice Article 7 in any way whatsoever.
(b)    If an Additional Event of Default occurs and is continuing, then the Company may terminate this Agreement immediately, without obligation to or recourse by the Asset Manager or Seller; provided, notwithstanding the foregoing or any provision of any Transaction Document to the contrary, (x) the Asset Manager shall not have the right to terminate Article 7 or the Asset Manager’s obligations arising out of Article 7 and (y) any partial termination of the Services or this Agreement by the Company shall not affect or prejudice Article 7 in any way whatsoever.
(c)    If a termination pursuant to this Section 10.3 occurs, the terminating Party shall have all rights and remedies allowed at law or in equity, subject however, to the specific limitations of liability set forth in Article 11 and subject to Article 7.
ARTICLE 11
INDEMNIFICATION AND LIMITATION OF DAMAGES
11.1    Indemnification.
(a)    The Company shall indemnify and hold the Asset Manager, its directors, officers, members and employees harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees but subject to the limitations of Section 11.2) incurred by the Asset Manager with respect to any Claims for personal injury to or death of and for loss or damage to any property as a result of the Company’s willful misconduct, gross negligence, or breach of its obligations under this Agreement or the O&M Agreement, except (i) to the extent such damage, loss, liability or expense results from the Asset Manager’s willful misconduct, gross negligence or breach of its obligations under this Agreement or the O&M Agreement, and (ii) in each case, to the extent the Asset Manager shall in fact receive insurance proceeds with respect thereto.
(b)    The Asset Manager shall indemnify and hold the Company, its directors, officers, members and employees harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees but subject to the limitations of Section 11.2) incurred by the Company with respect to any Claims for personal injury to or death of and for loss or damage to any property as a result of the Asset Manager’s willful misconduct, gross negligence, or breach of its obligations under this Agreement or the O&M Agreement, except (i) to the extent such damage, loss, liability or expense results from the Company’s willful misconduct, gross negligence or breach of its obligations (other than payment obligations) under this Agreement, and (ii) in each case, to the extent the Company shall in fact receive insurance proceeds with respect thereto.
11.2    Aggregate Limitation of Liability. Except in the case of gross negligence, fraud or willful misconduct or in connection with a Claim pursuant to Section 11.1(b), the Asset Manager’s aggregate liability to the Company during the Term of this Agreement for all claims of any kind, whether based on contract, indemnity, warranty, strict liability or otherwise, for all losses or damages arising out of this Agreement or the O&M Agreement or from the performance or breach thereof, or from any Services covered by or furnished during the Term of this Agreement, shall in no event exceed the aggregate amount actually paid by the Company to the Asset Manager for Services under Section 6.1; provided that the amount of any insurance proceeds received by the Company shall not be limited by the foregoing limitation of liability. Except in the case of gross negligence, fraud or willful misconduct or in connection with a Claim pursuant to Section 11.1(a), the Company’s aggregate liability to the Asset Manager during the Term of this Agreement for all claims of any kind, whether based on contract, indemnity, warranty, strict liability or otherwise, for all losses or damages arising out of this Agreement or the O&M Agreement or from the performance or breach thereof, shall in no event exceed the aggregate amount actually paid by the Company to the Asset Manager for Services under Section 6.1.
11.3    Exclusion of Consequential Damages. EXCEPT IN THE CASE OF AN INDEMNITY FOR THIRD PARTY CLAIMS OR IN THE CASE OF A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, NONE OF THE COMPANY, THE ASSET MANAGER, NOR THEIR RESPECTIVE OFFICERS, MEMBERS AND EMPLOYEES SHALL BE LIABLE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT FOR PUNITIVE, CONSEQUENTIAL OR INTANGIBLE DAMAGES OF ANY NATURE REGARDLESS OF WHETHER ANY CLAIM IS BASED UPON CONTRACT, WARRANTY, OR OTHER THEORY OF LAW.
11.4    Supremacy. The provisions expressed in this Article 11 shall prevail over any conflicting or inconsistent provisions contained elsewhere in this Agreement or other Transaction Documents and shall survive the expiration or earlier termination of this Agreement or O&M Agreement.
11.5    Right to Set-Off. If (x) Seller or Asset Manager breaches its obligation to pay any indemnification amounts under the Membership Interest Purchase Agreement or (y) Seller or Asset Manager breaches its obligation to pay any amounts due under any Transaction Document, the Company shall be entitled to set off any and all fees or other amounts owed to Asset Manager or any of its Affiliates under this Agreement or any other Transaction Document; provided, that any such amounts set-off shall be deemed a payment to (i) the applicable Purchaser Indemnitees satisfying such indemnification amounts due under the Membership Interest Purchase Agreement or (ii) to the Company under the applicable Transaction Document.
ARTICLE 12
TITLE
12.1    Title Warranty. The Asset Manager warrants and guarantees that title to all services and other work provided by the Asset Manager hereunder shall pass to the Company as set forth in Section 12.2 free and clear of all liens, and that no services or other work, materials or equipment shall have been acquired by the Asset Manager and passed to the Company subject to any agreement by the Asset Manager under which an interest therein or encumbrance thereon is retained by any Person.
12.2    Title to the Company. Title to the services and other, including all materials, supplies and equipment provided by the Asset Manager or purchased by the Asset Manager on behalf of the Company, shall at all times remain with the Company.
ARTICLE 13
MISCELLANEOUS
13.1    Representations Regarding this Agreement. By their execution hereof, each Party represents and warrants to the other as follows:
(a)    It is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent good standing is applicable under the relevant corporate law), and has all requisite corporate or limited liability company power and authority to conduct its business as it is now being conducted.
(b)    It has all requisite power and authority to execute and deliver this Agreement and has taken all necessary action to authorize the execution and delivery of this Agreement.
(c)    This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as the same may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(d)    The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereunder do not or will not: (i) violate its organizational documents; (ii) violate any provision or requirement of any Applicable Law; or (iii) violate in any material respect, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under, any material contract to which it is a party.
(e)    All third party consent requirements which are a condition to the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been obtained.
13.2    Assignment.
(a)    Neither Party may assign its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of the other Party; provided, the Company may assign its rights and obligations under this Agreement and the other Transaction Documents to an Affiliate of the Company without the prior written consent of the Asset Manager so long as such assignment by the Company is in conjunction with an assignment by the Company of its rights and obligations under the other Transaction Documents.
13.3    Authorization. Except as expressly authorized in writing by the Company, the Asset Manager shall not have the right or the obligation to create any obligation or to make any representation on behalf of the Company.
13.4    Governing Law, Jurisdiction, Venue. THIS AGREEMENT SHALL BE IN ALL RESPECTS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF, OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 AND SECTION 5-1402).
13.5    Independent Contractor. Nothing contained in this Agreement and no action taken by any Party to this Agreement shall be (a) deemed to constitute any Party or any of such Party’s employees, agents or representatives to be an employee, agent or representative of any other Party; (b) deemed to create any company, partnership, joint venture, association or syndicate among or between any of the Parties; or (c) except as contemplated under the Services, deemed to confer on any Party any expressed or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other Party, except as expressly authorized in writing.
13.6    Notice. All notices, requests, consents, demands and other communications (collectively “notices”) required or permitted to be given under this Agreement shall be in writing signed by the Party giving such notice and shall be given to each Party at its address or fax number set forth in this Section 13.6 or at such other address or fax number as such Party may hereafter specify for the purpose by notice to the other Party and shall be either delivered personally or sent by fax or telegraph or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (i) when transmitted if given by fax or telegraph or (ii) when delivered, if given by any other means. Notices shall be sent to the following addresses:
To the Asset Manager:
Tecogen, Inc.
45 First Avenue
Waltham, MA 02451
Attn: Robert Panora and Abinand Rangesh
Email: Robert.Panora@tecogen.com and Abinand.Rangesh@tecogen.com
Tel.: 1-781-522-6000

To the Company:
c/o Sustainable Development Capital LLP
1120 Avenue of the Americas, 4th Floor
New York, NY 10036
Attn: David Maxwell and Vassos Kyprianou
Telephone: 1-212 626 6855 and 646 380 3294
E-Mail: david.maxwell@sdcl-ee.com and vassos.kyprianou@sdcl-ee.com with copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati PC
1301 Avenue of the Americas
New York, NY 10019
Attn: Charlotte J. Kim
Telephone: (212) 453-2888
E-Mail: ckim@wsgr.com

13.7    Usage. This Agreement shall be governed by the following rules of usage: (i) a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person’s successors and permitted assignees; (ii) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit; (iii) accounting terms used in this Agreement shall have the meanings assigned to them by GAAP; (iv) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (v) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time; (vi) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (vii) the words “include” and “including” and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words “without limitation”, whether or not they are in fact followed by such words.
13.8    Entire Agreement. This Agreement (including all appendices and exhibits thereto) constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.
13.9    Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the Party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought.
13.10    Confidential Information; Public Announcements.
(a)    Except as required by Applicable Law or explicitly required or permitted by this Agreement, no Party shall, without the prior written consent of the other parties, disclose any confidential information obtained from the other Party to any third parties, other than to consultants or to employees who have agreed to keep such information confidential as contemplated by this Agreement and who are reasonably believed to need the information to assist such Party with the exercise or performance of any rights and obligations provided to, or imposed upon, such Party in such document; provided that the Company shall not be restricted from disclosing any information regarding the Projects.
(b)    This Section 13.10 does not apply to information that the receiving Party can demonstrate is presently a matter of public knowledge or which is or becomes available as a matter of public knowledge from a source which is not known to be prohibited from disclosing such information. In the event that a Party is requested or required by legal or regulatory authority to disclose any confidential information, the Party shall promptly notify the disclosing Party of such request or requirement prior to disclosure so that the disclosing Party may seek an appropriate protective order. Notwithstanding any other provision of this Agreement, the receiving Party shall have the right to disclose only so much of the confidential information as, in the advice of its legal counsel, the receiving Party is legally required to disclose. In such an event, the receiving Party agrees to use good faith efforts to ensure that all confidential information that is so disclosed will be accorded confidential treatment.
(c)    Except to the extent required by securities laws, the Asset Manager will not issue or make any reports, statements or releases to the public with respect to this Agreement or the performance of any Services without the prior consent of the Company. If the Asset Manager is unable to timely obtain the approval of its public report, statement or release from the Company and such report, statement or release is, in the reasonable opinion of legal counsel to the Asset Manager, required by Applicable Law in order to discharge the Asset Manager’s disclosure obligations, then the Asset Manager may make or issue the legally required report, statement or release and promptly furnish the Company with a copy thereof.
13.11    Discharge of Obligations. With respect to any duties or obligations discharged hereunder by the Asset Manager, the Asset Manager may discharge such duties or obligations through the personnel of an affiliate of the Asset Manager; provided that, notwithstanding the foregoing, the Asset Manager shall remain fully liable hereunder for such discharged duties and obligations.
13.12    Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the Parties hereto and their permitted assignees and is not intended to and shall not confer any rights or benefits to the general public or any other third party not a signatory thereto.
13.13    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Parties hereto hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
13.14    Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their successors and permitted assigns. Subject to Section 13.11, nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Party hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein.
13.15    Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts, by facsimile or electronic mail, and all of said counterparts taken together shall be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile or portable document format (“pdf”) signature page shall constitute an original for purposes hereof.
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IN WITNESS WHEREOF, the Company and the Asset Manager have caused this Agreement to be executed as of the date first above written.
COGENONE LLC
By: /s David Maxwell
Name: David Maxwell
Title: Director

TECOGEN INC.
By: /s Benjamin Locke
Name: Benjamin Locke
Title: CEO

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